CONTACT:
Michael W. Kaplan
Chief Financial Officer
(714) 414-4003

PACIFIC SUNWEAR ANNOUNCES SECOND QUARTER OPERATING RESULTS;
ISSUES THIRD QUARTER GUIDANCE

ANAHEIM, Calif., May 28, 2015 --- Pacific Sunwear of California, Inc. (NASDAQ: PSUN) (the “Company”), announced today that net sales for the second quarter of fiscal 2015 ended August 1, 2015, were $166.5 million versus net sales of $171.1 million for the second quarter of fiscal 2014 ended August 2, 2014. Comparable store sales for the second quarter of fiscal 2015 decreased 2%. The Company ended the second quarter of fiscal 2015 with 605 stores versus 618 stores a year ago.

On a GAAP basis, the Company reported a net loss of $3.5 million, or $(0.05) on a diluted per share basis for the second quarter of fiscal 2015, compared to a net loss of $10.4 million, or $(0.15) per diluted share for the second quarter of fiscal 2014. The net loss for the Company's second quarter of fiscal 2015 included a non-cash gain of $9.1 million, or $0.13 per diluted share, compared to a non-cash gain of $1.2 million, or $0.02 per diluted share, for the second quarter of fiscal 2014 related to the derivative liability that resulted from the issuance of the Convertible Series B Preferred Stock (the “Series B Preferred”) in connection with the term loan financing the Company completed in December 2011.

On a non-GAAP basis, excluding the non-cash gain on the derivative liability and assuming a tax benefit of approximately $3.0 million, the Company would have incurred a net loss for the second quarter of fiscal 2015 of $8.6 million, or $(0.12) per diluted share, as compared to a net loss of $7.4 million, or $(0.11) per diluted share, for the same period a year ago.

"Continued increases in merchandise margins offset our first quarterly negative sales comp in more than three years," said Gary H. Schoenfeld, President and Chief Executive Officer. "Some key categories including shorts and non-apparel have underperformed, which is also reflected in our near-term outlook for the second quarter. Yet as we look ahead to the back half of this year, we believe the strength of several key brand initiatives, coupled with anticipated growth in long bottoms will get us back to positive comp store sales along with further increases in margins."

Financial Outlook for Third Fiscal Quarter of 2015
The Company's guidance range for the third quarter of fiscal 2015 contemplates a non-GAAP net (loss) income per diluted share of between $(0.05) and $0.01, compared to $(0.03) in the third quarter of fiscal 2014.

The forecasted third quarter non-GAAP net (loss) income per diluted share guidance range is based on the following assumptions:

•	Comparable store sales from -4% to flat;

•	Net sales from $201 million to $209 million;

•	Gross margin rate, including buying, distribution and occupancy, of 27% to 29%;

•	SG&A expenses in the range of $54 million to $56 million; and

•	Applicable non-GAAP adjustments are tax effected using a normalized annual income tax rate.

The Company's third fiscal quarter of 2015 guidance range excludes the quarterly impact of the change in the fair value of the derivative liability due to the inherently variable nature of this financial instrument.

Derivative Liability
In fiscal 2011, as a result of the issuance of the Series B Preferred in connection with the Company's $60 million senior secured term loan financing with an affiliate of Golden Gate Capital, the Company recorded a derivative liability equal to approximately $15 million, which represents the fair value of the Series B Preferred upon issuance. In accordance with applicable U.S. GAAP, the Company has marked this derivative liability to fair value through earnings and will continue to do so on a quarterly basis until the shares of Series B Preferred are either converted into shares of the Company's common stock or until the conversion rights expire (December 2021).

About Pacific Sunwear of California, Inc.
Pacific Sunwear of California, Inc. and its subsidiaries (collectively, “PacSun” or the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of May 28, 2015, the Company operates 604 stores in all 50 states and Puerto Rico. PacSun's website address is www.pacsun.com.

The Company will be hosting a conference call today at 4:30 p.m. Eastern time to review the results of its second fiscal quarter. A telephonic replay of the conference call will be available, beginning approximately two hours following the call, for one week and can be accessed in the United States and Canada at (855) 859-2056 or internationally at (404) 537-3406; passcode: 47110638. For those unable to listen to the live Web broadcast or utilize the call-in replay, an archived version will be available on the Company's investor relations website through midnight, August 26, 2015.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying table titled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures” and the section following such table titled “About Non-GAAP Financial Measures.”

Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, the statements made by Mr. Schoenfeld in the fourth paragraph and the statements made by the Company under the heading “Financial Outlook for Second Fiscal Quarter of 2015.” In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company's business and results include, among others, the following factors: increased sourcing and product costs; adverse changes in U.S. and world economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; adverse changes in same-store sales; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; currency fluctuations; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion risk; lower than expected sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company's filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	For the First Quarter Ended
	August 1, 2015	August 2, 2014

Net sales	$166,503	$171,143
Gross margin	44,645	44,663
SG&A expenses	52,141	52,026
Operating loss	(7,496)	(7,363)
Gain on derivative liability	(9,081)	(1,225)
Interest expense, net	4,144	3,877
Loss before income taxes	(2,559)	(10,015)
Income taxes	931	382
Net loss	$(3,490)	$(10,397)

Net loss per share:
Basic and diluted	$(0.05)	$(0.15)
Weighted-average shares outstanding:
Basic and diluted	69,431	68,750

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	August 1, 2015	January 31, 2015	May 3, 2014

ASSETS
Current assets:
Cash and cash equivalents	$15,232	$22,588	$19,953
Inventories	95,449	81,658	95,862
Prepaid expenses	12,189	12,692	15,584
Other current assets	5,197	3,992	4,395
Total current assets	128,067	120,930	135,794
Property and equipment, net	86,621	88,751	94,420
Other assets	41,847	42,598	44,457
Total assets	$256,535	$252,279	$274,671

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$58,292	$36,775	$56,168
Derivative liability	19,367	28,448	29,495
Other current liabilities	43,854	48,183	41,032
Total current liabilities	121,513	113,406	126,695
Deferred lease incentives	12,068	10,804	12,181
Deferred rent	14,513	14,694	15,232
Long-term debt	95,270	94,424	86,639
Other liabilities	25,866	28,368	25,862
Total liabilities	269,230	261,696	266,609
Total shareholders' (deficit) equity	(12,695)	(9,417)	8,062
Total liabilities and shareholders' (deficit) equity	$256,535	$252,279	$274,671

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the First Quarter Ended
	August 1, 2015	August 2, 2014
Cash flows from operating activities:
Net loss	$(3,490)	$(10,397)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,232	5,696
Asset impairment	541	783
Loss on disposal of property and equipment	28	16
Gain on derivative liability	(9,081)	(1,225)
Amortization of debt discount	986	724
Non-cash stock-based compensation	758	495
Changes in assets and liabilities:
Inventories	(13,791)	(12,789)
Other current assets	(702)	(486)
Other assets	106	330
Accounts payable	21,517	10,134
Other current liabilities	(5,260)	2,932
Deferred lease incentives	1,264	(708)
Deferred rent	(181)	(208)
Other long-term liabilities	(2,243)	(34)
Net cash used in operating activities	(4,316)	(4,737)
Cash flows from investing activities:
Purchases of property, equipment and intangible assets	(2,064)	(2,862)
Cash flows from financing activities:
Principal payments under mortgage borrowings	(133)	(150)
Principal payments under capital lease obligations	(296)	(67)
Statutory withholding payments for stock-based compensation	(547)	—
Net cash used in financing activities	(976)	(217)
Net decrease in cash and cash equivalents	(7,356)	(7,816)
Cash and cash equivalents, beginning of period	22,588	27,769
Cash and cash equivalents, end of period	$15,232	$19,953

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	August 1, 2015	August 2, 2014
Stores open at beginning of period	605	618
Stores opened during the period	—	1
Stores closed during the period	—	(1)
Stores open at end of period	605	618

	August 1, 2015		August 2, 2014
	# of Stores	Square Footage (000s)	# of Stores	Square Footage (000s)
PacSun Core stores	485	1,907	501	1,963
PacSun Outlet stores	120	485	117	472
Total stores	605	2,392	618	2,435

PACIFIC SUNWEAR OF CALIFORNIA, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited, in thousands, except per share data)

	For the First Quarter Ended
	August 1, 2015	August 2, 2014

GAAP net loss	$(3,490)	$(10,397)
Derivative liability	(9,081)	(1,225)
Deferred tax valuation allowance	3,950	4,198
Non-GAAP net loss	$(8,621)	$(7,424)

GAAP net loss per share	$(0.05)	$(0.15)
Derivative liability	(0.13)	(0.02)
Deferred tax valuation allowance	0.06	0.06
Non-GAAP net loss per share	$(0.12)	$(0.11)
Shares used in calculation	69,431	68,750

ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated May 28, 2015, contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP net loss and non-GAAP net loss per share for the second quarters of fiscal 2015 and 2014, respectively, and non-GAAP net loss per share guidance for the third quarter of fiscal 2015. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company has excluded the following items from all of its non-GAAP financial measures:

- Derivative liability - Deferred tax valuation allowance
The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company's operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company's historical results and in providing estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and create a misplaced perception that the Company's results have underperformed or exceeded expectations.